SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                              (Amendment No. ____)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement
   [  ] Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
   [X]  Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                            OSHKOSH TRUCK CORPORATION
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [  ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

                            OSHKOSH TRUCK CORPORATION
                               2307 Oregon Street
                                  P.O. Box 2566
                            Oshkosh, Wisconsin 54903
                                 (414) 235-9151


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 2, 1998


   To the Shareholders of OSHKOSH TRUCK CORPORATION:

        Notice is hereby given that the Annual Meeting of Shareholders of Oshkosh Truck Corporation, a Wisconsin corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903, will be held on Monday, February 2, 1998, at 10:00 o'clock in the forenoon at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, Wisconsin, for the following purposes:

        (1) To elect directors for terms of one year expiring at the Annual Meeting to be held in 1999; and

        (2) To transact such other business as may be properly brought before the meeting or any adjournment thereof.

        Only shareholders of record at the close of business on December 17, 1997, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

        A copy of the Annual Report of the company for the fiscal year ended September 30, 1997, and a Proxy Statement accompany this Notice.

        If you will be unable to be present in person at the meeting and desire your stock to be voted, you are requested to complete, sign and return promptly the proxy card for Class A Common Stock and/or the proxy card for Common Stock in the enclosed stamped, self-addressed return envelope.

                                      By order of the Board of Directors,



                                      TIMOTHY M. DEMPSEY, Secretary
                                      OSHKOSH TRUCK CORPORATION
   Oshkosh, Wisconsin
   December 29, 1997

                            OSHKOSH TRUCK CORPORATION

               Proxy Statement for Annual Meeting of Shareholders
                         To be Held on February 2, 1998

        This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Oshkosh Truck Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903 (the "company"), to be used at the Annual Meeting of Shareholders of the company to be held on Monday, February 2, 1998, at 10:00 o'clock in the forenoon at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, Wisconsin, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

        Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the meeting and to vote in person. Presence at the meeting of a shareholder who has signed a proxy does not in itself revoke the proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Board of Directors in writing or in open meeting. Unless so revoked, the shares represented by proxies received by the Board of Directors will be voted at the meeting or any adjournments thereof. Where a shareholder specifies a choice by means of a ballot provided in the proxy, the shares will be voted in accordance with such specification.

        Only holders of shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), and Common Stock, $.01 par value (the "Common Stock"), on December 17, 1997, are entitled to vote at the Annual Meeting. On that date, the company had outstanding and entitled to vote 406,428 shares of Class A Common Stock and 8,951,737 shares of Common Stock.

        There are separate proxy cards for the Class A Common Stock and the Common Stock. Enclosed for holders of shares of only one class of stock is the appropriate proxy card. Enclosed for holders of both classes of stock are both proxy cards; each proxy card must be completed, signed and returned for shares of each class to be represented at the meeting.

                              ELECTION OF DIRECTORS

        Effective October 9, 1997, Mr. R. Eugene Goodson resigned as a director. On March 31, 1997, Richard G. Sim was elected a director by the Board of Directors; on May 31, 1997, Gen. Frederick M. Franks, Jr. (Ret. U.S. Army) was elected a director by the Board of Directors; and on December 15, 1997, Kathleen J. Hempel was elected a director by the Board of Directors. As a result, the Board of Directors of the company currently consists of eight members, each of whom is elected each year to serve for a term of one year and until his successor is elected. Under the company's Restated Articles of Incorporation, as amended, holders of shares of Common Stock have the right to elect as a class 25% of the entire Board of Directors of the company. At the Annual Meeting, nine directors will be elected; holders of shares of Class A Common Stock will elect seven directors, and holders of shares of Common Stock will elect two directors. Unless otherwise revoked, proxies received by the Board of Directors with authority to vote in the election of directors will be voted at the Annual Meeting for the election for one-year terms of each of the nominees listed on the following page. Because directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting), any shares not voted, whether due to abstentions or broker nonvotes, have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

        In the event that any of the nominees should fail to stand for election, the persons named in the form of proxy intend to vote for substitute nominees.

        Certain information as of November 19, 1997, with respect to each nominee is set forth on the next page.

   NOMINEES FOR HOLDERS OF CLASS A COMMON STOCK

        Name                    Age      Office, if any, Held in Company

   J. William Andersen          59
   Robert G. Bohn               44       President and Chief Executive
                                         Officer
   Gen. Frederick M.
    Franks, Jr.                 61
     (Ret. U.S. Army)
   Michael W. Grebe             57
   Kathleen J. Hempel           47
   Stephen P. Mosling           51
   J. Peter Mosling, Jr.        53

   NOMINEES FOR HOLDERS OF COMMON STOCK

        Name                    Age      Office, if any, Held in Company

   Daniel T. Carroll            71
   Richard G. Sim               53

        J. WILLIAM ANDERSEN   Mr. Andersen has served as a Director of  the
   company since 1976 and had been the Executive Director of Development, University of Wisconsin-Oshkosh from 1980 through his retirement in 1994.

        ROBERT G. BOHN - Mr. Bohn joined the company in 1992 as Vice President-Operations. He was appointed President and Chief Operating Officer in 1994. He was appointed President and Chief Executive Officer on October 9, 1997. Prior to joining the company, Mr. Bohn was Director-European Operations for Johnson Controls, Inc., Milwaukee, Wisconsin, which manufactures, among other things, automotive products. He worked for Johnson Controls from 1984 until 1992. He was elected a Director of the company in June 1995.

        DANIEL T. CARROLL - Mr. Carroll has served as Director of the company since 1991. Effective October 9, 1997, he was elected Chairman of the Board of Directors. He is Chairman and President of The Carroll Group, Inc., a management consulting firm located in Ann Arbor, Michigan. Mr. Carroll is also a director of Wolverine World Wide, Incorporated; Comshare, Inc.; Aon Corp.; Diebold Incorporated; A.M. Castle & Company; American Woodmark Corporation; Woodhead Industries, Inc.; Holmes Protection Group, Inc., and Recombinant BioCatalysis, Inc.

        GEN. FREDERICK M. FRANKS, JR. (RET. U.S. ARMY) - Gen. Franks has served as a Director of the company since May, 1997. He was the Commander of the U.S. Army Training and Doctrine Command from 1991 to 1994 and commanded the U.S. Army VII Corps during Operation Desert Storm. He retired from the Army in 1994.

        MICHAEL W. GREBE   Mr. Grebe has served as a Director of the company
   since 1990. He has been a partner in the law firm of Foley & Lardner in Milwaukee since 1977. The company retained Mr. Grebe's firm for legal services in 1997 and will similarly do so in 1998.

        KATHLEEN J. HEMPEL - Ms. Hempel was elected as a Director of the company on December 15, 1997. She was Vice Chairman and CFO of Fort Howard Corporation, Green Bay, Wisconsin, which manufacturers paper and paper products, from 1992 until its merger into Fort James Corporation in 1997. She is a director of Whirlpool Corporation.

        J. PETER MOSLING, JR.   Mr. Mosling has served as a Director of  the
   company since 1976, having joined the company in 1969. He had served in various senior executive capacities since joining the company through his retirement in 1994.

        STEPHEN P. MOSLING   Mr. Mosling has served as a Director of  the
   company since 1976, having joined the company in 1971. He had served in various senior executive capacities since joining the company through his retirement in 1994.

        RICHARD G. SIM - Mr. Sim has served as a Director of the company since March, 1997. He is Chairman, President and Chief Executive Officer of Applied Power, Inc., Milwaukee, Wisconsin, which manufacturers hydraulic equipment and electrical consumables.

        Stephen P. Mosling and J. Peter Mosling, Jr. are brothers. Other than as noted, none of the company's Directors or executive officers has any family relationship with any other Director or executive officer.

                          SHAREHOLDINGS OF NOMINEES AND
                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of each class of the company's stock by each nominee, each other director, each person known by the company to own beneficially more than 5% of either class of the company's stock, executive officers named in the summary compensation table and all Directors and executive officers as a group as of November 19, 1997. Except as indicated, persons listed have sole voting and investment power over the shares beneficially owned.

                                                     Class A                         Common
                                                          Percent of                     Percent of
                                             Shares          Class         Shares           Class

    J. Peter Mosling, Jr. (1)(2)(3)           226,508       55.7%           250,451         2.7%
       P.O. Box 2566, Oshkosh, WI 54903

    Stephen P. Mosling (1)(2)(3)(4)           156,458       38.5%           375,611         4.1%
       P.O. Box 2566, Oshkosh, WI 54903

    Cadence Company (1)                       106,695       26.2%            39,242           *
       C/O J. Peter Mosling, Jr.
       P.O. Box 3146, Oshkosh, WI 54903

    J. William Andersen (3)(5)                  1,890         *               2,000           *

    Robert G. Bohn (3)(7)                           0         *              64,888           *

    Daniel T. Carroll (3)                           0         *               3,000           *

    Timothy M. Dempsey (3)(6)(7)                1,980         *              45,163           *

    Gen. Frederick M. Franks, Jr. (Ret.
     U.S. Army) (3)                                 0         *                   0           *

    Kathleen J. Hempel                              0         *                   0           *

    R. Eugene Goodson (3)(7)                      270         *             228,143         2.5%

    Michael W. Grebe (3)                            0         *               2,000           *

    Paul C. Hollowell (3)(7)                        0         *              45,377           *

    Richard G. Sim (3)                              0         *                   0           *

    Charles L. Szews (3)(7)                         0         *              10,647           *

    Franklin Resources, Inc. (8)                    0         *             638,700         7.1%

    Quest Advisory Corp. (9)                        0         *             577,200         6.4%

    All Directors and executive               351,540        86.5         2,251,827         24.4%
        officers as a group (13
         persons)(3)


   ________________________
   *The amount shown is less than 1% of the outstanding shares of such class.


        (1) Cadence Company is a partnership, of which Stephen P. Mosling, J. Peter Mosling Jr. and a trust of which Stephen P. Mosling is trustee each are one-sixth partners. Amounts shown for Stephen P. Mosling reflect beneficial ownership of one-third of the amounts set forth for Cadence Company. As managing partner of Cadence Company, J. Peter Mosling, Jr. has voting and dispositive power and is a beneficial owner of all shares owned by the partnership; amounts shown for J. Peter Mosling, Jr. include 106,695 shares of Class A Common Stock and 39,242 shares of Common Stock owned beneficially through Cadence Company.

        (2) J. Peter Mosling, Jr. and Stephen P. Mosling are parties to an agreement relating to Class A Common Stock. Under the agreement, Messrs. Mosling each have agreed with the company that, in the event of their deaths or earlier incapacities, together their shares of Class A Common Stock then will be exchanged for a like number of shares of Common Stock. Were that to occur, a consequence would be the automatic conversion, pursuant to the company's articles of incorporation as restated and amended at the 1997 Annual Shareholders meeting, of all outstanding shares of Class A Common Stock on a share for share basis for shares of Common Stock.

        (3) Amounts shown include 11,500 shares of Common Stock for J. Peter Mosling, Jr., 11,500 shares of Common Stock for Stephen P. Mosling, 116,500 shares of Common Stock for R. Eugene Goodson, 61,500 shares of Common Stock for Robert G. Bohn, 42,250 shares of Common Stock for Paul
   C. Hollowell, 9,000 shares of Common Stock for Timothy M. Dempsey, 2,833 shares of Common Stock for Charles L. Szews, 2,000 shares each of Common Stock for J. William Andersen, Daniel T. Carroll, and Michael W. Grebe, and 249,751 shares of Common Stock for Directors and executive officers as a group represented by stock options exercisable within 60 days of November 19, 1997.

        (4) Amounts shown include 102,912 shares of Common Stock held by Stephen P. Mosling as trustee under a trust.

        (5) Amounts shown do not include 90 shares of Class A Common Stock owned by Dulce W. Andersen, Mr. Andersen's wife, as to which he disclaims beneficial ownership.

        (6) Amounts shown include 1,125 shares of Common Stock held by Linda
   D. Dempsey, Mr. Dempsey's wife, as Wisconsin Marital Property and 7,170 shares of Common Stock held by Mr. Dempsey as trustee of trusts for unrelated parties.

        (7) Amounts shown include restricted shares of Common Stock awarded as of October 31, 1997, as 1997 bonus compensation. Restrictions are against resale, and are eliminated ratably after one, two and three years. For amounts as to each executive officer see Note 1 to the Summary Compensation Table, below.

        (8) Amount shown is as described in Schedule 13(g) filing with the Securities and Exchange Commission on February 12, 1997. Percent of class shown is without inclusion of options exercisable as depicted in footnote
   (3), above. Franklin Resources, Inc., is located at 777 Mariner's Blvd., San Mateo, California 94403, and manages closed-end investment companies and other managed investment accounts.

        (9) Amount shown is as described on Schedule 13(g) filing with the Securities and Exchange Commission on February 3, 1997. Percent of class shown is without inclusion of options exercisable as depicted in footnote
   (3), above. Quest Advisory Corp. is located at 1414 Avenue of the Americas, New York, New York 10019, and manages investment accounts.

                             EXECUTIVE COMPENSATION

   Summary Compensation Information

        The following table sets forth certain information concerning compensation paid, or accrued, for the last three fiscal years to the Chief Executive Officer of the company and each of its four other most highly compensated executive officers in fiscal 1997. The persons named in the table are sometimes referred to in this proxy statement as the "named executive officers."

                                              SUMMARY COMPENSATION TABLE
                                                 ANNUAL COMPENSATION

                                                                                  Long-Term
                                                                                Compensation
                                                              Other Annual          Awards           All Other
     Name and  Principal                           Bonus      Compensation      Stock Options      Compensation
          Position           Year    Salary ($)    ($)(1)        ($)(1)              (#)             ($)(2)(3)

    R. Eugene Goodson     1997          400,000     319,803      261,700                   0              2,152
      Chairman and        1996          400,000           0            0                   0              2,356
      Chief Executive     1995          390,000           0            0              27,000             32,097
      Officer (5)

    Robert G. Bohn        1997          300,000     143,898      117,700                   0              2,206
      President and       1996          245,000           0            0                   0              2,442
     Chief Operating      1995          225,000     120,000       23,372              16,000             34,893
     Officer (5)

    Paul C. Hollowell     1997          200,000      95,931       78,494                   0              1,716
      Executive Vice      1996          184,080           0            0                   0              1,614
      President           1995          177,000           0            0              10,000              1,631

    Charles L. Szews      1997          200,000      95,931       78,494                   0             24,639
     Vice President       1996           86,096      47,000       14,875               8,500             38,059
     and Chief Financial  1995                0           0            0                   0                  0
     Officer (5)

    Timothy M. Dempsey    1997          190,000   80,586          65,935                   0              1,018
     Vice President,      1996          168,350   44,192               0                   0                  0
     General Counsel and  1995                0        0               0                   0                  0
     Secretary (4)


        (1) 1997 sums reflect the decision of the Compensation Committee to provide for bonus awards of shares of Common Stock, together with cash for the income tax consequence of the bonus award. Awards were made as of
   October 31, 1997, at $16.50 per share.   Respectively: for Mr. Goodson
   these were 19,382 shares and $261,700; for Mr. Bohn these were 8,721 shares and $117,700; for Messrs. Hollowell and Szews, these were 5,814 shares and $78,494; and for Mr. Dempsey these were 4,884 shares and $65,935. The stock awards vest immediately but are subject to transfer restrictions that expire ratably over the three years ending October 31, 2000.

        (2) For all named executive officers, the amounts reflected for 1997 consist of company matching contributions under the Oshkosh Truck Corporation Tax Deferred Investment Plan, which is a savings plan under
   Section 401(k) of the Internal Revenue Code.

        (3) Mr. Szews joined the company on March 29, 1996. For 1997, the amount reflected also includes $23,639 in relocation payments.

        (4) Mr. Dempsey joined the company on October 1, 1995. Had Mr. Dempsey not devoted a part of his time to matters of his law firm, his salary for fiscal year 1997 would have been $224,000.

        (5) Effective October 9, 1997, Mr. Goodson was terminated as Chairman and Chief Executive Officer of the company, Mr. Bohn was appointed President and Chief Executive Officer of the company, and Mr. Szews was appointed an Executive Vice President of the company.

   Stock Options

        The company has in effect the Oshkosh Truck Corporation 1990 Incentive Stock Plan (the "1990 Plan"), pursuant to which options to purchase shares of Common Stock may be granted to key employees of the company. Because of the decision of the Compensation Committee to base 1997 incentive compensation on awards of restricted Common Stock, no grants of options were made in 1997.

   The following table sets forth information regarding stock options exercised in 1997 by named executive officers and the fiscal year-end value of unexercised options held by such officers:

    Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                     Number of Unexercised      Value of Unexercised Options
                             Shares                    Options at Fiscal                 at Fiscal
                            Acquired     Value            Year-End (#)                  Year-End (1)
                               On      Realized
                            Exercise      ($)
                              (#)
                                                  Exercisable   Unexercisable   Exercisable   Unexercisable

    R. Eugene Goodson          0          $0           116,500           9,000      $714,938         $23,625

    Robert G. Bohn             0          $0            56,167           5,333       325,688          13,999

    Paul C. Hollowell          0          $0            38,917           3,333       224,063           8,749

    Timothy M. Dempsey         0          $0             6,334           2,666        23,336           7,914

    Charles L. Szews           0          $0             2,833           5,667         3,895           7,792

   ___________________

        (1) The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at fiscal year-end.


   Pension Plan Benefit

        The following table shows at different levels of compensation and years of credited service the estimated annual benefits payable as a straight life annuity to a covered participant, assuming retirement at age 65, under the Oshkosh Truck Corporation Retirement Plan (the "Pension Plan") as presently in effect.

       Average Annual                       Annual Retirement Benefits for
       Compensation in                       Employees Retiring at Age 65
    Highest 5 Consecutive                          Years of Service
       Calendar Years
      Completed Before
         Retirement
                               5         10         15         20         25         30+

          $100,000            $8,333    $16,667    $25,000    $33,333   $41,667      $50,000

           110,000             9,167     18,333     27,500     36,667    45,833       55,000

           120,000            10,000     20,000     30,000     40,000    50,000       60,000

           130,000            10,833     21,667     32,500     43,333    54,167       65,000

           140,000            11,667     23,333     35,000     46,667    58,333       70,000

           150,000            12,500     25,000     37,500     50,000    62,500       75,000

           160,000+           13,333     26,667     40,000     53,333    66,667       80,000

   _________________

        Note: (1) The annual benefits shown in the table are based on final average compensation listed in the appropriate compensation row and years of service listed in the appropriate column. The amounts shown here are subject to a reduction equal to 45% of the Primary Social Security Benefit payable at age 65 reduced by 1/30th for each year of service less than 30.

        (2) As of March 1, 1994, for this plan, IRS regulations lowered the amount of compensation allowed to be includable in benefit calculations from $235,840 to $150,000. As of March 1, 1997, this amount was increased to $160,000. Accrued benefits calculated as of February 28, 1994, at the higher limit have been grandfathered.


        Under the Pension Plan, a salaried employee is entitled to receive upon retirement at age 65 a monthly benefit equal to 50% of average monthly compensation less 45% of primary social security, reduced by 1/30th for each benefit accrual year of service less than 30, or certain actuarially equivalent benefits. Average monthly compensation is based on the average of the five highest consecutive years of earnings (excluding bonuses and subject to a maximum of $160,000 per calendar year) prior to the participant's normal retirement age or other date of termination. One thousand hours constitute a year of service. An employee who has reached the age of 55 with a minimum of 5 years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits. The spouse of an employee who would have been eligible for early retirement at death, and married at least one year, is entitled to a monthly benefit equivalent to 50% of the amount of the actuarially equivalent joint and survivor annuity which would have been payable to a participant as of the participant's normal retirement age.

        Compensation covered by the Pension Plan for named executive officers generally corresponds with the base salary for each such individual, subject to the annual maximum. As of September 30, 1997, years of participating service under the pension plan were 7.5 years for Mr. Goodson, 5.5 years for Mr. Bohn, 6.5 years for Mr. Hollowell, 2 years for Mr. Dempsey, and 1.5 years for Mr. Szews.


   Agreements with Named Executive Officers

        Except as described below, the company does not have employment agreements with the named executive officers.

        The company entered into an employment agreement with Mr. Goodson in connection with his joining the company on April 16, 1990, and the parties entered into a new agreement on April 16, 1992, which generally superseded the original agreement. Under the new agreement (as extended), the company agreed to employ Mr. Goodson as Chairman and CEO of the company until September, 1998. Mr. Goodson receives an annual base salary of not less than $345,000. As noted above, Mr. Goodson's employment was terminated on October 9, 1997. Under the employment agreement, the company is obligated to continue paying Mr. Goodson's salary through September 30, 1998, at a rate of $400,000 per year through December 31, 1997; thereafter, because Mr. Goodson has no bonus entitlement with respect to fiscal 1998, the rate adjusts to $800,000 per year. Mr. Goodson is also entitled to a supplemental retirement benefit intended to compensate him for the reduction of his pension plan and retirement benefits as a result of his resignation from his previous employer and employment by the company. Mr. Goodson is also entitled to continued health and dental insurance through fiscal 1998. The company is in the process of negotiating with Mr. Goodson as to the definitive terms of his separation from the company.

        The company entered into an employment agreement with Mr. Hollowell on August 31, 1995, under which the company will employ him as Executive Vice President of the company. The agreement has been extended and now expires on September 30, 1999. Mr. Hollowell receives an annual base salary of not less than $170,000, and participates in the company's bonus program for executive officers. If Mr. Hollowell's employment with the company is terminated during the term of this agreement in connection with a material breach of the agreement by the company, then the company is obligated to continue paying his salary and fringe benefits for the remainder of the term, as provided in the agreement.

        The company has agreements with Messrs. Goodson, Bohn, Dempsey, Hollowell and Szews which provide that each executive is entitled to benefits if, after a change in control (as defined) of the company, his employment is ended through (i) termination by the company, other than by reason of death or disability or for cause (as defined), or (ii) termination by him following the first anniversary of the change in control or due to a breach of the agreement by the company or a significant adverse change in his responsibilities. The benefits provided are: (a) a cash termination payment of up to three times the sum of the executive's annual salary and his highest annual bonus during the three years before the termination and (b) continuation of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the termination for a period which generally will end two years after such change in control. The agreement provides that if any portion of the benefits under the agreement or under any other agreement would constitute an "excess parachute payment" for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), benefits are reduced so that the executive is entitled to receive $1 less than the maximum amount which he can receive without becoming subject to the 20% excise tax imposed by the Code, or which the company may pay without loss of deduction under the Code.

   Certain Agreements

        In connection with their retirement as employees of the company effective February 11, 1994, the company entered into special retirement arrangements with Stephen P. Mosling and J. Peter Mosling, Jr., who continue to serve as Directors of the company. Those arrangements included (i) supplemental retirement payments of $70,000 per calendar year from February 11, 1994, until age 55 (on February 11, 1997, Mr. S. P. Mosling was 51, and Mr. J. P. Mosling, Jr. was 53); (ii) supplemental retirement payments after age 55 in an amount equal to $25,000 per calendar year; and (iii) entitlement, at the company's expense and until age 65, to the standard medical and life insurance coverage that the company offers to salaried employees.


                      REPORT OF THE COMPENSATION COMMITTEE

        Responsibility for executive officer compensation is vested in the Board of Directors and its Compensation Committee. The Compensation Committee meets as necessary to review with the Chairman and Chief Executive Officer the performance of other executive officers of the company, and without him in evaluation of his performance. The Compensation Committee recommends executive officer compensation to the Board of Directors, which acts upon such recommendations after review and discussion. The Compensation Committee is also responsible for establishing and administering the policies that govern the award of incentives. In fiscal 1997, the Board of Directors did not modify or reject in any material way the Compensation Committee's recommendations.

        The practice of the company with respect to executive officer compensation is to place a significant part of total compensation at risk and related to the financial performance of the company. During 1995, the Compensation Committee further focused the risk component of executive officer compensation on increased motivation and diligence during the next two years when the executive officers were charged with continuing to manage the businesses of the company through significant market changes and the uncertainties which result from a sharp reduction in defense expenditures, and during which period there was planned the implementation of the Strategic Alliance with Freightliner Corporation. At the conclusion of 1996, the Compensation Committee took the further action of basing the risk component of executive officer compensation for fiscal year 1997 entirely upon the value of shares of the Common Stock of the company by providing that the after-income tax amount of bonuses will be payable in restricted shares of such stock. The restrictions against transfer as to such shares will lapse ratably over three years following the date of such awards which was October 31, 1997.

        The company's executive officer compensation historically has been comprised of base salary, annual incentive compensation and long-term incentive compensation in the form of stock options. In order to attract, retain and provide incentives to valued executives, the Compensation Committee has established base salary ranges at competitive levels and has set incentive opportunities in conformity to competitive practices. To gauge competitive practice, the Compensation Committee has considered the experience of the company in the last four years in recruiting new senior level executives, and has sought the advice of Towers Perrin, an executive compensation consulting firm that advised the Compensation Committee extensively in 1994, in 1996, and again in 1997.

        For purposes of determining competitive levels, the Compensation Committee focused primarily upon data reflecting compensation paid to executives with similar responsibilities at industrial companies of a similar revenue size. The Compensation Committee believes that the company's competitors for executive talent include significantly more companies than those peer group companies for which stock performance is reflected in the performance graph set forth elsewhere in this Proxy Statement. Further, the company often has recruited executives from automotive component manufacturers, none of whom is a member of the peer group index used for the performance graph. Finally, the company has had a number of recent occasions to evaluate competitive compensation issues in hiring and retaining executive officers and other highly paid managers.


   Base Salary

        The company has established base salary ranges that are based on competitive data and has granted salary increases based upon a combination of the performance of the executive officer, that part of the business of the company for which the officer is responsible, and company performance
   and profitability.   In considering such executive officer performance,
   the Compensation Committee takes into consideration the fact that the company has commercial lines of business in which financial success and market share are most directly affected by price and service competition, which contrast with the defense business which is more directly affected by performance requirements of a major customer. The performance of the CEO is evaluated on the basis of achievement of his goals and objectives, which are established annually by the Compensation Committee and which include the profitability and performance of the company as a whole. On these bases, Mr. Goodson's salary for 1997 was maintained at his 1996 salary level, but his bonus compensation potential was increased.


   Annual Incentive Awards

        The company maintains an Incentive Compensation Plan ("ICP") that is designed to reward achievement of business objectives determined by the Compensation Committee and approved by the Board of Directors. Awards are considered for those executives who the Compensation Committee determines can have a significant impact upon company performance. To ensure compliance with this objective, the Compensation Committee consulted extensively with Towers Perrin, as indicated, to verify that the annual incentive practices of the company do indeed provide appropriately competitive incentive compensation opportunities.

        At the beginning of each year, the Chief Executive Officer in consultation with the Compensation Committee establishes company and individual executive officer performance objectives. The Compensation Committee authorizes a two-component fund for incentive compensation. The first, which was $150,000 in 1997, was used by Mr. Goodson to recognize unanticipated but significant individual contributions by company employees during the year. The Compensation Committee was timely advised by Mr. Goodson of the reasons for and amounts of all awards. No awards were made from this pool during the year to any executive officers. As President and Chief Executive Officer, Mr. Bohn will exercise this authority in 1998.

        The second component of the fund is a percentage of base salary for executive officers and other highly compensated employees. For executive officers, this percentage ranges in 1998 from 40% of base salary to a high, for Mr. Bohn, of 50%. This component is intended to compensate executive officers to the full extent of potential annual incentive compensation as and when the company realizes the full extent of its intended operating results. Bonus payments for 1997 commenced under this component of the ICP if the company achieved 100% of its targeted profits. At earnings of $1.18 per share for 1997, the bonus and related tax payment resulted in an aggregate award of 145.5% of the bonus potential. The over-all operations of the company did achieve targeted objectives. As a result, the company has paid executive officer bonuses from this component
   of the fund for 1997.   Executive officer bonuses payable from this
   component of the fund for 1997 will be paid, after applicable income tax effects, entirely in restricted shares of Common Stock of the company.
   The restrictions apply to transferability of the shares, and will lapse ratably over three years following the dates of such awards.

   Long-Term Incentive Compensation

        In 1990, the shareholders approved the creation of an Incentive Stock Plan. Its objectives are to encourage and facilitate ownership of company stock by those highly compensated employees for whom a personal commitment to long-term shareholder interests is most important. The practice of the Compensation Committee has been to grant stock options based upon the level of responsibility placed on each executive officer, the individual performance, and upon the potential of the executive to contribute to the future success of the company.

        In 1994, in order to reinforce accomplishment of its objectives of structuring compensation to retain and properly motivate executive officers, particularly over the next critical years, the Compensation Committee granted additional stock options. In September 1996, the committee decided to base all long-term incentive compensation solely upon restricted shares of Common Stock of the company. As a result, no stock options were awarded to executive officers for 1997.

   Code Section 162(m)

        Section 162(m) of the Internal Revenue Code limits the company's income tax deduction for compensation paid in any taxable year to certain executive officers to $1,000,000, subject to several exceptions. It is the policy of the Compensation Committee that the company should use its best efforts to cause any compensation paid to executives in excess of such dollar limit to qualify for such exceptions and, therefore, to continue to be deductible by the company. In particular, the Incentive Stock Plan is designed to permit awards which will continue to qualify for the Code's exception for "performance-based compensation" under aggressive financial performance by the company and optimistic stock price activity.

   Conclusion

        The Compensation Committee believes that these components of the executive compensation program provide compensation for executive officers that is competitive with that offered by corporations with which the company competes for retention of executive excellence. Further, and particularly with the recent changes to the incentive compensation component, the Compensation Committee believes executive management equity incentive is better aligned with interests of the shareholders and these incentives will motivate executives for the longer term challenges with which the company is faced.

                             COMPENSATION COMMITTEE

                          J. William Andersen, Chairman
                                Daniel T. Carroll
                               Stephen P. Mosling

   Compensation Committee Interlocks and Insider Participation

        During fiscal year 1997, the Compensation Committee consisted of J. William Andersen, Daniel T. Carroll and Stephen P. Mosling. During the fiscal year 1997, and continuing through 1999, the company incurred and will continue to incur rental expense of $128,400 per year under a lease between the company and Cadence Company, a partnership of which the Moslings, together with their four sisters, are equal partners. The lease relates to property and a building used by the company as a new product development center. The lease will expire on July 31, 1999.


   Performance Information

        Set forth below is a line graph comparing the yearly percentage change during the last five years in the company's cumulative total shareholder return on the Common Stock with the cumulative total return of companies on the NASDAQ Market Index and companies in a peer group selected in good faith by the company. The comparison assumes that $100 was invested on September 30, 1992, in the company's Common Stock, the stated index, and the peer group. Total return assumes reinvestment of dividends. The companies in the peer group comparison, as reported in prior years are: PACCAR Inc. and Navistar International Corp. The returns of each component company in the peer group have been weighted based on such company's relative market capitalization.




                            1992     1993    1994     1995     1996     1997
  Oshkosh Truck
    Corporation           $100.00  $101.27  $126.51  $185.03  $141.28  $217.74
  NASDAQ Market Index     $100.00  $130.05  $137.62  $167.10  $195.08  $265.16
  Peer Group              $100.00  $116.98   $95.09  $100.82  $120.64  $265.332


   Compensation of Directors

        Each outside Director of the company (currently Messrs. Andersen, Carroll, Grebe, J.P. Mosling, Jr., S. Mosling and Sim, Ms. Hempel and Gen. Franks) is entitled to receive an annual retainer of $16,000 for service as a Director, plus $1,000 for each Board meeting attended, and a fee of $750 for each meeting attended of the audit, compensation, executive, strategic planning and nominating committees. As Chairman of the Board of Directors, Mr. Carroll receives the additional annual sum of $25,000. Further, for certain interim services in support of the transition of the office of Chief Executive Officer, he will receive $10,000 per month until such services are discontinued at the request of the Board of Directors. The committee chairperson receives an additional $1,000 per year. In addition, each outside Director annually receives options to acquire 1,000 shares of Common Stock immediately following his or her election at the Annual Shareholders Meeting. The price of shares under such options is the closing price of such shares on the date of award.

                              CERTAIN TRANSACTIONS

        The Compensation Committee extended the time for exercise of certain stock options held by Messrs. Mosling to February 10, 1998.

        For additional information about certain transactions see Compensation Committee Interlocks and Insider Participation. On April 10, 1997, in conjunction with the termination of the Strategic Alliance Agreement entered into on June 5, 1995, with Freightliner Corporation, the Company repurchased for the sum of $6,750,000, 350,000 shares of Common Stock and Warrants for the further purchase of 1,250,000 shares of Common Stock which had been purchased by Freightliner Corporation on June 5, 1995, for the sum of $9,437,500.

                        SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors has selected Ernst & Young LLP as the independent auditors for the purpose of auditing the financial statements of the company for fiscal year 1998. Ernst & Young LLP has served as the company's auditors since 1976.

        Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                        BOARD OF DIRECTORS AND COMMITTEES

        The Board of Directors held eight meetings during fiscal 1997. Each incumbent Director during the last year attended at least 75% of the aggregate of the total meetings of the Board of Directors held while such person was a Director and the total meetings of the Committees of the Board on which he served. The company has appointed Executive, Compensation, Audit, Strategic Planning and Nominating Committees for Class A and Common Stock directors of the Board of Directors.

        The functions of the Executive Committee are to oversee corporate policy, to review management proposals and to make recommendations on those proposals to the Board of Directors and to exercise certain other executive powers. The committee, which held fifteen meetings during fiscal 1997, currently consists of Messrs. Bohn, Carroll, J. Peter Mosling, Jr. and Stephen P. Mosling.

        The Compensation Committee recommends all officer salaries and supplemental compensation plans to the Board of Directors. The committee, which held three meetings during fiscal 1997, currently consists of Messrs. Andersen, Franks and S.P. Mosling.

        The functions of the Audit Committee are to meet with the independent auditors of the company and with the Manager of Internal Audit of the company regarding the financial statements of the company, the adequacy of internal controls and procedures of the company as they relate to such statements, and adherence of employees to company controls, policies and procedures which effect such statements. The committee currently consists of Messrs. Andersen, Carroll, Sim and S.P. Mosling. The committee held five meetings during fiscal 1997, including two meetings in executive session with representatives of Ernst & Young LLP.

        The Strategic Planning Committee consults with the Chairman and CEO, and other executive officers on matters of long-term strategic planning. The committee was formed after conclusion of the Strategic Alliance with Freightliner Corporation, and consisted of Messrs. Andersen, Goodson, and J.P. Mosling, Jr. The committee did not meet during fiscal 1997 and was terminated on February 3, 1997.

        The Nominating Committees recommend individuals for nomination and appointment or election to the Board of Directors of the company. The committee for Class A Directors currently consists of Messrs. Bohn, Grebe and S.P. Mosling. It met three times during fiscal year 1997. The committee for Common Stock Directors currently consists of Messrs. Carroll and Sim, and met twice during fiscal year 1997.

                                  OTHER MATTERS

        At the Annual Meeting, shareholders will approve the minutes for the 1997 Annual Meeting; such action will not constitute approval or disapproval of any of the matters referred to in the minutes.

        Management knows of no matters other than those stated which are likely to be brought before the Annual Meeting. However, in the event that any other matter shall properly come before the meeting, it is the intention of the persons named in the forms of proxy to vote the shares represented by each such proxy in accordance with their judgment on such matters.

        All shareholder proposals for presentation at the 1999 Annual Meeting must be received at the offices of the company, P.O. Box 2566, Oshkosh, Wisconsin 54903, by August 18, 1998, for inclusion in the 1999 proxy statement.

        Section 16(a) of the Securities Exchange Act of 1934 requires the company's officers and directors to file reports of stock ownership and changes in stock ownership with the Securities and Exchange Commission. SEC regulations require officers and directors to furnish the company with copies of all Section 16(a) forms they file. Based solely on a review of such forms furnished to the company, the company believes that during the period from September 30, 1996, through September 30, 1997, all of its officers and directors complied with Section 16(a) filing requirements.

                              COST OF SOLICITATION

        The cost of soliciting proxies will be borne by the company. The company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the company. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose. The company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold stock of the company.

                                         By order of the Board of Directors,


                                         TIMOTHY M. DEMPSEY, Secretary
                                         OSHKOSH TRUCK CORPORATION

   CLASS A COMMON STOCK
                                  PROXY
                        OSHKOSH TRUCK CORPORATION
              Revocable Proxy for Annual Meeting of Shareholders
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      I hereby appoint Robert G. Bohn and Timothy M. Dempsey, and each of them, each with full power to act without the other, and each with full power of substitution, as my proxy to vote all shares of Class A Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Oshkosh Truck Corporation (the "Company") to be held at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, WI at 10:00 o'clock in the forenoon on Monday, February 2, 1998, or at any adjournment thereof, as set forth herein, hereby revoking any proxy previously given.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM
  1.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER.

  IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN
  ITEM 1.





                     PLEASE MARK, SIGN AND DATE BELOW
            DETACH AND RETURN PROMPTLY USING THE ENVELOPE PROVIDED

                  OSHKOSH TRUCK CORPORATION 1998 ANNUAL MEETING



   1.  ELECTION OF CLASS A DIRECTORS:

       1 - J. William Andersen
       2 - Robert G. Bohn
       3 - General Frederick M. Franks, Jr. (Ret. U.S. Army)
       4 - Michael W. Grebe
       5 - Kathleen J. Hempel
       6 - Stephen P. Mosling
       7 - J. Peter Mosling, Jr.

           [  ]  FOR all nominees           [  ] WITHHOLD AUTHORITY
                 listed to the left              to vote for all nominees
                 as specified below).            listed to the left.

  (Instruction: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right).

        _____________________________


   2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    Check appropriate box
    Address Change?   [  ]   Name Change?  [  ]

    Indicate changes below:

    Date ____________________    NO. OF SHARES



                                 _________________________________
                                 Signature(s) in Box
                                 I hereby acknowledge receipt of the
                                 Notice of said Annual Meeting and the
                                 accompanying Proxy Statement and Annual
                                 Report.
                                 Note:  Please sign name exactly as it
                                 appears hereon. When signed as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.

   COMMON STOCK
                                  PROXY
                        OSHKOSH TRUCK CORPORATION
              Revocable Proxy for Annual Meeting of Shareholders
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      I hereby appoint Robert G. Bohn and Timothy M. Dempsey, and each of them, each with full power to act without the other, and each with full power of substitution, as my proxy to vote all shares of Common
  Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Oshkosh Truck Corporation (the "Company") to be held at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, WI at 10:00 o'clock in the forenoon on Monday, February 2, 1998, or at any adjournment thereof, as set forth herein, hereby revoking any proxy previously given.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM
  1.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER.

  IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN
  ITEM 1.





                     PLEASE MARK, SIGN AND DATE BELOW
            DETACH AND RETURN PROMPTLY USING THE ENVELOPE PROVIDED

                  OSHKOSH TRUCK CORPORATION 1998 ANNUAL MEETING



   1.  ELECTION OF COMMON STOCK DIRECTORS:

          1 - Daniel T. Carroll
          2 - Richard G. Sim

           [  ]  FOR all nominees           [  ] WITHHOLD AUTHORITY
                 listed to the left              to vote for all nominees
                 as specified below).            listed to the left.

  (Instruction: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right).

        _____________________________


   2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    Check appropriate box
    Address Change?   [  ]   Name Change?  [  ]

    Indicate changes below:


    Date ____________________    NO. OF SHARES



                                 _________________________________
                                 Signature(s) in Box
                                 I hereby acknowledge receipt of the
                                 Notice of said Annual Meeting and the
                                 accompanying Proxy Statement and Annual
                                 Report.
                                 Note:  Please sign name exactly as it
                                 appears hereon. When signed as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.